Exhibit 10.2

UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: SE-11-007
)
)
BANKATLANTIC	)	Effective Date: February 23, 2011
)
Fort Lauderdale, Florida	)
OTS Docket No. 05551	)
)

ORDER TO CEASE AND DESIST

WHEREAS, BankAtlantic, Fort Lauderdale, Florida, OTS Docket No. 05551 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Southeast Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

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Cease and Desist.

1. The Association, its institution-affiliated parties,1 and its successors and assigns, shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting the unsafe or unsound banking practices that resulted in:

(a) operating the Association with an inadequate level of capital protection for the volume, type and quality of assets held by the Association;

(b) operating with inadequate earnings to augment capital and support reserves; and

(c) operating with an excessive level of adversely classified loans and assets.

2. The Association, its institution-affiliated parties, and its successors and assigns, shall also cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting violations of the following laws and regulations:

(a) 12 C.F.R. Sections 563e.42(b)(1) and (2) (regarding the Community Reinvestment Act);

(b) 24 C.F.R. Section 3500.7(d) (regarding the Real Estate Settlement Procedures Act); and

(c) 24 C.F.R. Section 3500.17(f)(2) (regarding the Real Estate Settlement Procedures Act).

[1]	The term “institution-affiliated party” is defined at 12 U.S.C. § 1813(u).

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Capital.

3. By June 30, 2011, the Association shall have and maintain a Tier 1 (Core) Capital Ratio equal to or greater than eight percent (8%) and a Total Risk-Based Capital Ratio equal to or greater than fourteen percent (14%).2

4. Within sixty (60) days, the Association shall submit a written plan to achieve and maintain the Association’s capital at the levels prescribed in Paragraph 3 (Capital Plan) that is acceptable to the Regional Director. At a minimum, the Capital Plan shall:

(a) identify the specific sources of additional capital and the timeframes and methods by which additional capital will be raised, including specific target dates and corresponding capital levels;

(b) detail the Association’s capital preservation and enhancement strategies with specific narrative goals;

(c) address the requirements and restrictions imposed by this Order relating to capital under different forward-looking scenarios involving progressively stressed economic environments;

(d) include detailed quarterly financial projections, including Tier 1 (Core) and Total Risk-Based Capital Ratios;

(e) address the Association’s level of classified assets, allowance for loan and lease losses (ALLL), earnings, asset concentrations, liquidity needs, and trends in the foregoing areas; and

(f) address current and projected trends in real estate market conditions.

[2]

The requirement in Paragraph 3 to have and maintain a specific capital level means that the Association may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b)(l)(iv).

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5. Upon receipt of written notification from the Regional Director that the Capital Plan is acceptable, the Association shall implement and adhere to the Capital Plan. A copy of the Capital Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.

6. At each regular Board meeting, beginning with the next Board meeting after the Capital Plan is approved by the Regional Director, the Board shall review the Association’s compliance with the Capital Plan. At a minimum, the Board’s review shall include:

(a) a comparison of actual operating results to projected results;

(b) detailed explanations of any material deviations;3 and

(c) a discussion of specific corrective actions or measures that have been or will be implemented to address each material deviation.

A copy of the Board’s meeting minutes reflecting the Board’s review of the Association’s compliance with the Capital Plan, and noting any corrective actions adopted by the Board, shall be provided to the Regional Director within ten (10) days after the Board meeting.

7. Within fifteen (15) days after: (a) the Association fails to meet the capital requirements prescribed in Paragraph 3; (b) the Association fails to comply with the Capital Plan prescribed in Paragraph 4; or (c) any written request from the Regional Director, the Association shall submit a written Contingency Plan that is acceptable to the Regional Director.

8. The Contingency Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of the date of receipt of all required regulatory approvals or sixty (60) days after the implementation of the Contingency Plan: (a) merger with,

[3]

A deviation shall be considered material under this Paragraph of the Order when the Association: determines that it needs to adjust its identified sources of additional capital, timeframes, methods, or target dates by which it will raise capital.

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or acquisition by, another federally insured depository institution or holding company thereof; or (b) voluntary dissolution by filing an appropriate application with the OTS in conformity with applicable laws, regulations and regulatory guidance.

9. Upon receipt of written notification from the Regional Director, the Association shall implement and adhere to the Contingency Plan immediately. The Association shall provide the Regional Director with written status reports detailing the Association’s progress in implementing the Contingency Plan by no later than the first (1st) and fifteenth (15th) of each month following implementation of the Contingency Plan.

Lending.

10. Effective immediately, the Association shall not originate or purchase, or commit to originate or purchase, any new land development and construction loans, raw land loans, multifamily loans, nonfarm nonresidential property loans, loans to REITs or unsecured loans to developers without the prior written non-objection of the Regional Director.

Growth.

11. Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director.

Business Plan.

12. Within sixty (60) days , the Association shall submit a revised comprehensive business plan for calendar year 2011 (Business Plan) that addresses all corrective actions in the 2010 Examination relating to the Association’s business operations to the Regional Director for review and non-objection. Thereafter, the Association shall submit an updated one (1) year Business

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Plan at least sixty (60) days prior to the end of each calendar year. At a minimum, the Business Plan shall conform to applicable laws, regulations and regulatory guidance and include:

(a) plans to improve the Association’s core earnings and achieve profitability on a consistent basis throughout the term of the Business Plan;

(b) detailed strategies and actions the Association will take to reduce the overall risk profile of the Association;

(c) specific targets and dates and supporting documentation to demonstrate the reduction in the overall risk profile of the institution;

(d) detailed strategies and actions to reduce the outstanding balance of the construction, multi-family, residential land, and nonresidential real estate loan portfolios, and any asset categories that present higher or unusual risk characteristics;

(e) quarterly pro forma financial projections (balance sheet, regulatory capital ratios, and income statement) for each quarter covered by the Business Plan; and

(f) consideration of the requirements of this Order.

13. Upon receipt of written notification of non-objection from the Regional Director, the Association shall implement and adhere to the Business Plan. A copy of the Business Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within ten (10) days after the Board meeting.

14. Any material modifications4 to the Business Plan must receive the prior written non-objection of the Regional Director. The Association shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.

[4]

A modification shall be considered material under this Section of the Order if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material modification.

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15. Within forty-five (45) days after the end of each quarter, beginning with the Quarter ending June 30, 2011, the Board shall review quarterly variance reports on the Association’s compliance with the Business Plan (Variance Reports). The Variance Reports shall:

(a) identify material variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;

(b) contain an analysis and explanation of identified variances; and

(c) discuss the specific measures taken or to be taken to address identified variances.

16. A copy of the Variance Reports and Board meeting minutes shall be provided to the Regional Director within ten (10) days after the Board meeting.

Internal Asset Review and Classification.

17. Within sixty (60) days, the Association shall revise its written internal asset review and classification program (IAR Program) to address all corrective actions set forth in the 2010 Examination relating to internal asset review and classification. The IAR Program shall comply with all applicable laws, regulations and regulatory guidance and shall continue to:

(a) ensure the accurate and timely identification, classification, and reporting of the Association’s assets, including the designation of loans as special mention or placement of loans on a watch list where a borrower’s credit standing has deteriorated on an ongoing basis ;

(b) detail the Association’s loan grading system and specify parameters for the identification of problem loans for each type of loan offered by the Association;

(c) provide for procedures to ensure that repossessed assets are accounted for in

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accordance with generally accepted accounting principles;

(d) be independent of the Association’s lending function and report to a Board level committee that is independent of the Association’s lending function;

(e) ensure the preparation of appropriate estimates of potential losses for classified and criticized assets; and

(f) provide for preparation of internal impairment analyses for problem/troubled assets.

Problem Asset Plan.

18. By March 31, 2011, the Association shall submit a detailed, written plan with specific strategies, targets and timeframes to reduce5 the Association’s level of problem assets6 (Problem Asset Reduction Plan) to the Regional Director for review and non-objection. Upon receipt of written non-objection from the Regional Director, the Association shall implement and adhere to the Problem Asset Reduction Plan. The Problem Asset Reduction Plan, at a minimum, shall include:

(a) monthly targets for the level of problem assets expressed as dollar amounts and a percentage of Tier 1 (Core) capital plus ALLL;

(b) a description of the specific methods for reducing the Association’s level of problem assets to the established targets; and

(c) all relevant assumptions and projections.

19. By March 31, 2011, the Association shall revise all individual written specific workout plans for each problem asset, group of loans to any one borrower or loan relationship of Five

[5]	For purposes of this Paragraph, “reduce” means to collect, sell, charge off, or improve the quality of an asset sufficient to warrant its removal from adverse criticism or classification.
[6]	The term “problem assets” shall include all classified assets, assets designated special mention, nonperforming assets, real estate owned, and delinquent loans.

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Million Dollars ($5,000,000) or greater (Asset Workout Plans) to address all corrective actions in the 2010 Examination. Each Asset Workout Plan shall:

(a) contain detailed strategies and actions that are designed to eliminate the basis of criticism or classification for each asset;

(b) include specific timeframes for the completion of all detailed strategies and actions, including an exit strategy for each problem asset;

(c) include a list of any credit and collateral documentation that is needed to comply with the Association’s lending and appraisal policies; and

(d) detail the actions and steps the Association will take to obtain any needed credit and collateral documentation.

20. Within forty-five (45) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Association shall submit a quarterly written asset status report (Quarterly Asset Report) to the Board. The Board’s review of the Quarterly Asset Report shall be documented in the Board meeting minutes. The Quarterly Asset Report shall include, at a minimum:

(a) the current status of all Asset Workout Plans;

(b) a comparison of problem assets to Tier 1 (Core) capital plus ALLL and Total Risk-Based capital;

(c) a comparison of problem assets at the current quarter end with the preceding quarter;

(d) a breakdown of problem assets by type and risk factor;

(e) an assessment of the Association’s compliance with the Problem Asset Reduction Plan; and

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(f) a discussion of the actions taken during the preceding quarter to reduce the Association’s level of problem assets.

21. Within forty-five (45) days after the end of each quarter, a copy of the Quarterly Asset Report shall be provided to the Regional Director.

Enterprise Risk Management.

22. Within sixty (60) days, the Association shall revise its Enterprise Risk Management Plan (RMP) to address all corrective actions discussed in the 2010 Examination. The revised RMP shall require a corporate risk assessment that evaluates strategic, functional, and external environment risks, along with business line and process level risk assessments, to determine the overall risks in the entire corporate structure.

Compensation.

23. Effective immediately, the Association may not pay any incentive compensation (cash or non-cash) to any Senior Executive Officer who also serves as a director of the Association, without the prior written non-objection of the Regional Director.

24. Within sixty (60) days, the Association shall revise it’s incentive compensation plan to ensure conformance with the Interagency Guidance on Sound Incentive Compensation Policies (June 21, 2010). The Association shall engage a third-party consultant to review the revised plan and address not only compliance with the interagency guidance, but also with standard industry practices.

Liquidity Management.

25. Within sixty (60) days, the Association shall revise its liquidity and funds management policy (Liquidity Management Policy) to address all corrective actions set forth in the 2010 Examination relating to liquidity and funds management. The Liquidity Management Policy

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shall comply with all applicable laws, regulations and regulatory guidance, including the Interagency Policy Statement on Funding and Liquidity Risk Management (March 17, 2010). The Liquidity Management Policy shall also incorporate a projected sources and uses of funds analysis.

26. Within five (5) business days following the end of each month commencing with the month ending January 31, 2011, the Association shall submit to the Regional Director a monthly written report regarding its current liquidity position (Liquidity Report). The Liquidity Report shall be acceptable to the Regional Director and include an assessment of the Association’s compliance with its Liquidity Management Policy and Contingency Funding Plan. At a minimum, the Liquidity Report shall include:

(a) cash on hand;

(b) a maturity schedule of certificates of deposit, including, but not limited to, large uninsured deposits, brokered deposits, and public funds deposits;

(c) the volatility of all demand deposits, including escrow deposits;

(d) a schedule of all funding obligations, including money market accounts, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit;

(e) a listing of funding sources, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable;

(f) an analysis of the continuing availability and volatility of present funding sources;

(g) an analysis of the impact of decreased cash flow from the Association’s loan portfolio resulting from delinquent and non-performing loans;

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(h) an analysis of the impact of decreased cash flow from the sale of loans or loan participations; and

(i) a schedule of deposit offering rates by type and maturity compared to national offering rates as published by the FDIC.

27. Within ten (10) days after receipt of communication from a Federal Home Loan Bank, Federal Reserve Bank, correspondent bank, or government agency with collateralized public unit deposits regarding changes in the Association’s borrowing and/or collateral requirements, the Association shall notify the Regional Director of such communication.

Compliance Program.

28. Within sixty (60) days, the Association shall revise its Compliance Program to increase the monitoring frequency of consumer lending regulations for loans originated by third party vendors.

Employment Contracts and Compensation Arrangements.

29. Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer7 or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that all existing contracts, agreements or arrangements or any new contracts, agreements or arrangements submitted to the Regional Director under this paragraph fully complies with the requirements of

[7]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

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12 C.F.R, Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A, and the Interagency Guidance on Sound Incentive Compensation Policies contained in OTS Chief Executive Officer Memorandum No. 354.

Brokered Deposits.

30. Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b).

Directorate and Management Changes.

31. Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers8 set forth in 12 C.F.R. Part 563, Subpart H.

Dividends and Other Capital Distributions.

32. Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director. The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.

Golden Parachute and Indemnification Payments.

33. Effective immediately, the Association shall not make any golden parachute payment9 or prohibited indemnification payment10 unless, with respect to each such payment, the Association

[8]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
[9]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
[10]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(1).

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has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

Third Party Contracts.

34. Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association11 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (b) received written notice of non-objection from the Regional Director.

Transactions with Affiliates.

35. Effective immediately, the Association shall not engage in any [new] transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3). The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph, complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.

[11]

A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.

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Violations of Law.

36. Within thirty (30) days, the Association shall ensure that all violations of law and/or regulation discussed in the 2010 Examination are corrected and that adequate policies, procedures and systems are established or revised and thereafter implemented to prevent future violations.

Board Oversight of Compliance with Order.

37. Within thirty (30) days, the Board shall designate a committee to monitor and coordinate the Association’s compliance with the provisions of this Order and the completion of all corrective actions required in the 2010 Examination (Oversight Committee). The Oversight Committee shall be comprised of three (3) or more directors, the majority of whom shall be independent12 directors.

38. Within forty-five (45) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Oversight Committee shall submit a written compliance progress report to the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:

[12]	For purposes of this Order, an individual who is “independent” with respect to the Association shall be any individual who:

(a) is not employed in any capacity by the Association, its subsidiaries, or its affiliates, other than as a director;

(b) does not own or control more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates;

(c) is not related by blood or marriage to any officer or director of the Association or any of its affiliates, or to any shareholder owning more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates, and who does not otherwise share a common financial interest with any such officer, director or shareholder;

(d) is not indebted, directly or indirectly, to the Association or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest; and

(e) has not served as a consultant, advisor, underwriter, or legal counsel to the Association or any of its affiliates.

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(a) separately list each corrective action required by this Order and the 2010 Examination;

(b) identify the required or anticipated completion date for each corrective action; and

(c) discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.

39. Within forty-five (45) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall review the Compliance Tracking Report and all reports required to prepared by this Order. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board. A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within ten (10) days after the Board meeting.

40. Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Order. The Board shall review and adopt all policies and procedures required by this Order prior to submission to the OTS.

Effective Date, Incorporation of Stipulation.

41. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

42. This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.

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Time Calculations.

43. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

44. The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

Submissions and Notices.

45. All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

46. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a)	To the OTS:

Regional Director

Office of Thrift Supervision

1475 Peachtree, St., N.E.

Atlanta, Georgia 30309

(b)	To the Association:

Board of Directors

c/o Alan B. Levan, Chairman

BankAtlantic

2100 West Cypress Creek Road

Fort Lauderdale, FL 33309

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No Violations Authorized.

47. Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/ James G. Price
James G. Price
Regional Director, Southeast Region

Date: See Effective Date on page 1

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